Exhibit 99.4

CONFIDENTIAL

BINDING TERM SHEET

The purpose of this binding term sheet (this “Term Sheet”), dated as of January 13, 2025 (the “Term Sheet Date”), is to both (i) set forth certain agreements among the parties hereto and (ii) memorialize certain terms to be agreed to between FIGS, Inc. (the “Company”), Baron Capital Management, Inc. (“BCM”) and BAMCO, Inc. (“BAMCO” and together with BCM, “Baron”) pursuant to a stockholders agreement (the “SHA”) to be entered into by the parties. The parties hereby agree as follows:

Definitive Stockholders Agreement	The Company and Baron agree to negotiate in good faith to enter into a SHA reflecting the terms set forth in this Term Sheet and such other customary terms as are necessary to implement the agreements set forth in this Term Sheet, as promptly as practicable after the Term Sheet Date but in any event by the “HSR Satisfaction Date” (as defined in that certain Put-Call Agreement, dated as of January 7, 2025, by and among BAMCO, Inc., Thomas J. Tull and certain other parties thereto (the “Put-Call Agreement”)). For the avoidance of doubt, Baron’s (and its affiliated investment advisers’) client accounts are not parties to the SHA, it being understood that this Term Sheet sets forth (and the SHA shall set forth) Baron’s agreements with respect to itself, its affiliates and its (and its affiliated investment advisers’) management of their client accounts (collectively, the “Stockholder Group”), and Baron shall cause its affiliates (and its affiliated investment advisers) to comply with the terms of this Term Sheet and the SHA. References herein to Baron shall be deemed to include, as applicable, BAMCO, BCM and Permitted Transferees of the Put-Call Shares (each as defined below).
Voting:

The Stockholder Group shall be entitled to vote the shares of Class A common stock of the Company (the “Class A Common Stock”) owned by it or any of its Permitted Transferees (as defined below) or over which it or any of its Permitted Transferees has voting control (“Controlled Shares”), up to twenty-five percent (25%) of the Company’s then-outstanding shares of Class A Common Stock (the “Voting Threshold”), in its sole and absolute discretion.

Solely with respect to the Controlled Shares that were acquired pursuant to the Put-Call Agreement (the “Put-Call Shares”), during the Standstill Period (as defined below), the Stockholder Group shall cause the Controlled Shares in excess of the Voting Threshold to be voted (including, if applicable, through the execution of one or more written consents if stockholders of the Company are requested to vote through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company) in favor of all persons nominated to serve as directors of the Company by the board of directors of the Company (the “Board”) or its Nominating and Corporate Governance Committee.

Transfer Restrictions:	During the Standstill Period (as defined below), no member of the Stockholder Group shall transfer any Put-Call Shares except (i) in accordance with applicable law to a wholly-owned subsidiary of Baron (a “Permitted Transferee”) as long as such Permitted Transferee executes a customary joinder to this Term Sheet or the SHA (as applicable), (ii) in connection with a transaction approved by the Board, (iii) as a distribution in kind to any limited partner, member or other equity holder in an entity holding Put-Call Shares in connection with a redemption of such person’s interests in such entity or (iv) as a result of a transfer of interests in any entity of which BAMCO, Inc. or a wholly-owned subsidiary of BAMCO, Inc. serves as a

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general partner or equivalent controlling person (each of the foregoing, a “Permitted Transfer”).

In addition, the SHA will provide that the transfer restrictions will not preclude Baron from entering into a voting agreement or support agreement in connection with a merger or other extraordinary transaction that has been approved by the Board.

Standstill:

During the Standstill Period, the Stockholder Group shall not, directly or indirectly, (i) without the prior written consent of the Company or (ii) in the case of any of the second through sixth bullets below (provided, with respect to the sixth bullet, solely to the extent it pertains to bullets two through five), except to the extent necessary for Baron, or an affiliated investment adviser, to comply with its fiduciary duties (after consultation with outside legal counsel) with respect to its client accounts that hold Controlled Shares that are not Put-Call Shares:

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acquire, or agree to acquire, propose or offer to acquire, or facilitate the acquisition (including through beneficial ownership) of, equity securities or derivative long equity instruments of the Company (other than (i) equity securities covered by the Put-Call Agreement, (ii) pursuant to a Permitted Transfer, or (iii) as a result of a stock split, stock dividend or distribution, other subdivision, reorganization, reclassification or similar capital transaction involving equity securities of the Company);

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deposit any securities of the Company in a voting trust or similar contract or agreement or subject any securities of the Company to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any securities of the Company (in each case, other than (A) pursuant to the Stockholder Group’s voting agreements contained in the SHA, (B) otherwise to the Company or a person specified by the Company in a proxy card (paper or electronic) provided to stockholders of the Company by or on behalf of the Company or (C) solely between or among, or to, as applicable, the Stockholder Group and/or any of its controlled affiliates);

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enter, agree to enter, propose or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its subsidiaries (unless (1) such transaction is affirmatively publicly recommended or otherwise approved by the Board, or (2) such action is a Permitted Transfer);

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make, or in any way participate or engage in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote;

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call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company; or

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make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing.

Notwithstanding the foregoing, a member of the Stockholder Group may make a private proposal to the Company, the Board (or any committee thereof) or

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the Company’s Chief Executive Officer, in each case, so long as any such private proposal would not reasonably be expected to give rise to a public disclosure obligation on the part of the Stockholder Group or the Company.

“Standstill Period” shall mean the period beginning on Term Sheet Date and ending on the earlier to occur of (i) the Termination Date and (ii) the date that the Stockholder Group beneficially owns less than 17.5% of the outstanding shares of Class A Common Stock; provided that for purposes of applying the term “Standstill Period” to the first bullet under the section titled “Standstill” above, the foregoing clause (i) shall be disregarded.

“Termination Date” means the earlier to occur of (x) the time and date of the Final Conversion Event (as defined in Section 7.4 of Article IV.A. of the Amended and Restated Certificate of Incorporation of the Company dated June 1, 2021) and (y) the date that Trina Spear ceases to be Chief Executive Officer or co-Chief Executive Officer of the Company.

Registration Rights:	The SHA will provide the Stockholder Group with customary demand, piggyback and shelf registration rights which, for the avoidance of doubt, shall continue in effect (including after the termination of the Standstill Period) until all of the Class A Common Stock held by the Stockholder Group can be sold without restrictions as to volume, manner of sale or other restrictions under Rule 144 under the Securities Act of 1933, as amended.
Adjustments to Share Classes	The SHA will provide for customary adjustments in respect of any reorganization, recapitalization, reclassification, combination, exchange of shares or other like change on the shares of Class A Common Stock.
Costs and Expenses	All costs and expenses incurred in connection with the SHA and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.
Binding Effect	The provisions of this Term Sheet shall be binding on the heirs, executors, administrators and other successors in interest of the Company and Baron.
Governing Law	THIS TERM SHEET WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS TERM SHEET, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAWS ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. ANY ACTION TO ENFORCE THIS TERM SHEET OR THE SHA MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN DELAWARE. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY TO THIS TERM SHEET WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.

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Severability	The invalidity or unenforceability of any provision or provisions of this Term Sheet shall not affect the validity or enforceability of any other provision of this Term Sheet. If any of the provisions of this Term Sheet shall be determined to be invalid under the laws of any applicable jurisdiction, such invalidity shall not invalidate all of the provisions of this Term Sheet, but rather the Term Sheet shall be construed insofar as the laws of that jurisdiction are concerned, as not containing invalid or contravening provisions, and the rights and obligations of the parties shall otherwise be enforced to the fullest extent possible.
Entire Agreement	This Term Sheet and any documentation implementing any of the terms hereof and thereof constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations, discussions, preliminary agreements, executed agreements and understandings.
Amendment	This Term Sheet may not be amended, modified, rescinded or waived except in writing executed by the parties hereto.
Specific Performance	It is understood and agreed that money damages would not be an adequate remedy for any breach of this Term Sheet by any party to this Term Sheet and the non-breaching party to this Term Sheet shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by the non-breaching parties, but shall be in addition to all other remedies available at law or equity to the non-breaching party. The parties to this Term Sheet further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Term Sheet is or would be compensable by an award of money damages, and the parties to this Term Sheet agree to waive any requirements for the securing or posting of any bond in connection with such remedy.
Termination	Unless otherwise mutually agreed in writing by each party, this Term Sheet shall terminate upon the earlier of (i) the termination of the Standstill Period and (ii) the entry into the SHA by the parties hereto.
Assignment	This Term Sheet may not be assigned or delegated by any party hereto.
Counterparts	This Term Sheet may be executed in any number of counterparts, each of which when executed and delivered, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart.

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IN WITNESS WHEREOF, the parties hereto have executed this Term Sheet as of the date set forth above.

THE COMPANY:

FIGS, INC.

By:	/s/ Catherine Spear
Name:	Catherine Spear
Title:	Chief Executive Officer

Baron Capital management, Inc.

By:	/s/ Patrick M. Patalino
Name:	Patrick M. Patalino
Title:	SVP, General Counsel

Bamco, Inc.

By:	/s/ Patrick M. Patalino
Name:	Patrick M. Patalino
Title:	SVP, General Counsel